UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

WSB Financial Group, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

April 2, 2007

Dear Fellow Shareholder:

You are cordially invited to attend your Company’s annual meeting on Wednesday, May 16, 2007. The meeting will begin promptly at 2:00 p.m. local time at 5155 McCormick Woods Drive SW, Port Orchard, Washington 98367. The meeting will commence with a discussion and voting on matters set forth in the accompanying Notice of Annual Meeting of Shareholders followed by presentations and a report on your Company’s 2006 performance.

Your Board of Directors recommends that you vote “FOR” the election of the nominees for director and the ratification of the Company’s independent accountants.

Instructions on how to vote can be found on the back of your proxy card.

Your vote is important. Please review the enclosed proxy materials carefully and send in your vote today, whether or not you plan to attend the meeting. I look forward to seeing you.

Sincerely,

David K. Johnson
President and Chief Executive Officer

607 Pacific Avenue
Bremerton, Washington 98337

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held on May 16, 2007

To the Shareholders of WSB Financial Group, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of WSB Financial Group, Inc., a Washington corporation (“WSB Financial Group” or the “Company”), will be held at 5155 McCormick Woods Drive SW, Port Orchard, Washington 98367, on Wednesday, May 16, 2007 at 2:00 p.m. local time for the following purposes:

1. To elect three directors to 3-year terms, and two directors to 2-year terms.

2. To ratify the selection of Moss Adams LLP as the Company’s independent registered public accountants for the Company’s fiscal year ending December 31, 2007.

3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on April 2, 2007 as the record date for the determination of shareholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

By Order of the Board of Directors

David K. Johnson
President and Chief Executive Officer

Bremerton, Washington
April 2, 2007

How You Can Vote

If you are a shareholder whose shares are registered in your name, you may vote your shares by one of the two following methods:

•	Vote by Internet, by going to the web address http://www.transferonline.com and following the instructions for Internet voting shown on the enclosed proxy card.

•	Vote by Proxy Card, by completing, signing, dating and mailing the enclosed proxy card in the envelope provided. If you vote by Internet, please do not mail your proxy card.

If your shares are held in “street name” (through a broker, bank or other nominee), you may receive a separate voting instruction form with this Proxy Statement, or you may need to contact your broker, bank or other nominee to determine whether you will be able to vote electronically using the Internet.

PLEASE NOTE THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU WILL NOT BE PERMITTED TO VOTE IN PERSON AT THE MEETING UNLESS YOU FIRST OBTAIN A LEGAL PROXY ISSUED IN YOUR NAME FROM THE RECORD HOLDER.

OBTAINING WSB FINANCIAL GROUP’S
CORPORATE GOVERNANCE INFORMATION

You can access the following information on our website at www.westsoundbank.com by selecting “Investors” at the top of the screen and then viewing “Governance Documents.” These materials are also available in print to any stockholder who requests it:

•	Articles of Incorporation of WSB Financial Group, Inc., with amendments

•	Bylaws of WSB Financial Group, Inc., with amendments

•	Board Committee Charters — Audit, Corporate Governance/Nominating, and Compensation Committees

•	Policy Regarding Shareholder Recommendations for Director Candidates

•	Policy Regarding Shareholder Communications with the Board and its Committees

•	WSB Financial Group’s Code of Ethics and Professional Conduct

PROXY STATEMENT

WSB FINANCIAL GROUP, INC.
607 Pacific Avenue
Bremerton, Washington 98337

PROXY STATEMENT
FOR ANNUAL MEETING OF SHAREHOLDERS
To Be Held on May 16, 2007

GENERAL MATTERS

The enclosed proxy is solicited on behalf of the Board of Directors or (the “Board”) of WSB Financial Group, Inc., a Washington corporation (“WSB Financial Group” or the “Company”), for use at the Annual Meeting of Shareholders to be held on Wednesday, May 16, 2007, at 2:00 p.m. local time (the “Annual Meeting”), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at 5155 McCormick Woods Drive SW, Port Orchard, Washington 98367. The Company intends to mail this proxy statement and accompanying proxy card on or about April 16, 2007 to all shareholders entitled to vote at the Annual Meeting.

Voting Rights and Outstanding Shares

Only holders of record of common stock at the close of business on April 2, 2007 (the “Record Date”) will be entitled to notice of and to vote at the Annual Meeting. At the close of business on the Record Date, the Company had outstanding and entitled to vote 5,556,421 shares of common stock.

Each holder of record of common stock on the Record Date will be entitled to one vote for each share held on all matters to be voted upon. If no choice is indicated on the proxy, the shares will be voted in favor of Proposals 1 and 2.

All votes will be counted by an independent inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Broker Non-Votes

A broker non-vote occurs when a broker submits a proxy card with respect to shares of common stock held in a fiduciary capacity (typically referred to as being held in “street name”), but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote those shares on routine matters, but not on non-routine matters. Routine matters include the election of directors and ratification of independent accountants. Non-routine matters include actions on stock plans and most amendments to the articles of incorporation.

Revocability of Proxies

Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Corporate Secretary of the Company at the Company’s principal executive offices, 607 Pacific Avenue, Bremerton, Washington 98337, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

Solicitation

The Company will bear the entire cost of solicitation of proxies including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to shareholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of common stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to such beneficial owners. In addition, the Company has retained Transfer Online Inc. to act as a proxy solicitor in conjunction with the meeting. The Company has agreed to pay that firm $825, plus reasonable out of pocket expenses, for proxy solicitation services. Solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

Shareholder Proposals

The deadline for submitting a shareholder proposal for inclusion in the Company’s proxy statement and form of proxy for the Company’s 2008 annual meeting of shareholders is February 15, 2008. The deadline for submitting a shareholder proposal or a nomination for director that is not to be included in such proxy statement and proxy is also February 15, 2008. Any such shareholder proposals must be submitted to the Company’s Corporate Secretary in writing at 607 Pacific Avenue, Bremerton, Washington 98337. Shareholders are also advised to review the Company’s articles of incorporation, which contain additional advance notice requirements, including requirements with respect to advance notice of shareholder proposals and director nominations.

Code of Ethics

The Company has adopted a code of ethics that applies to all WSB Financial Group employees, including employees of WSB Financial Group’s subsidiaries, as well as each member of the Board. The code of ethics is available at the Company’s website at www.westsoundbank.com by selecting “Investors” and then viewing “Governance Documents.” To date, there have not been any waivers by the Company of the code of ethics. Any amendments to, or waivers under, the code of ethics which are required to be disclosed by the rules of the Securities Exchange Commission (“SEC”) will be disclosed on the Company’s website at www.westsoundbank.com.

PROPOSAL 1

ELECTION OF DIRECTORS

Our board of directors currently consists of nine members and is divided pursuant to our articles of incorporation into three classes. The board of directors recently adopted a resolution limiting the current size of the board to nine persons. Each director is elected for a three year term. Class I directors will be elected in 2007, Class II directors will be elected in 2008 and Class III directors will be elected in 2009. In all cases, the terms of the directors will continue until their respective successors are duly elected. Class I directors are Messrs. Lamb, McLellan and Reynolds. Class II directors are Messrs. Tucker, Weir and Westfall. Class III directors are Messrs. Christopherson, Cox and Johnson.

Vacancies on the Board resulting from death, resignation, disqualification, removal or other causes may be filled by either the affirmative vote of the holders of a majority of the then-outstanding shares of common stock or by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum of the Board. Newly created directorships resulting from any increase in the number of directors may, unless the Board determines otherwise, be filled only by the affirmative vote of the directors then in office, even if less than a quorum of the Board. Any director elected in accordance with a vacancy shall hold office for a term expiring at the next annual meeting of shareholders and until such director’s successor shall have been elected and qualified.

Five seats on the Board, currently held by Donald F. Cox, Jr., David K. Johnson, James H. Lamb, Brian B. McLellan and Dean Reynolds, have terms expiring as of the Annual Meeting and these directors will stand for re-election at the Annual Meeting as nominees proposed by the Board. Messrs. Johnson and Cox were recently appointed to the Board as Class III directors in August 2006 and January 2007, respectively, while the 3-year terms of Messrs. Lamb, McLellan and Reynolds as Class I directors expire as of the Annual Meeting. If elected as Class III directors, Messrs. Johnson and Cox would serve for two years until the 2009 Annual Meeting of Shareholders.

If a quorum is present, the directors will be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Abstentions and broker non-votes have no effect on the vote. The five candidates receiving the highest number of affirmative votes of the shares of common stock entitled to be voted for such directors will be elected directors of the Company. Shares of common stock represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the five nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares of common stock will be voted for the election of such substitute nominee as the Board may propose. Each person nominated for election has agreed to serve if elected, and the Board has no reason to believe that any nominee will be unable to serve.

The following table sets forth, for the Company’s directors continuing in office beyond this meeting and the nominees for election at this meeting, information with respect to their ages and background.

	Position with		Director
Name	WSB Financial Group	Age	Since

Directors nominated for election to 3-year terms at the 2007 Annual Meeting of Shareholders:
James H. Lamb	Director	60	1999
Brian B. McLellan	Director	57	1999
Dean Reynolds	Director	65	1999
Directors nominated for election to 2-year terms at the 2007 Annual Meeting of Shareholders:
Donald F. Cox, Jr.	Director	55	2007
David K. Johnson	Chief Executive Officer and Director	42	2006
Directors whose terms expire at the 2008 Annual Meeting of Shareholders:
Donald H. Tucker	Director	64	1999
Louis J. Weir	Chairman of the Board	66	1999
Larry C. Westfall	Director	70	1999
Directors whose terms expire at the 2009 Annual Meeting of Shareholders:
Richard N. Christopherson	Director	64	1999

Set forth below is biographical information for each person nominated and each person whose term of office as a director will continue after the Annual Meeting.

Nominees for Election at this Meeting

Donald F. Cox, Jr., age 55, is a Director of WSB Financial Group and Westsound Bank. He is a principal of Cox & Lucy, a public accounting firm in Port Orchard, Washington, and of Pacific Asset Management L.L.C., a registered investment advisory firm with offices in Port Orchard and Kirkland, Washington, with $250 million of assets under management. Mr. Cox has been in private practice as an accountant since 1976 and is a certified public accountant and registered investment advisor.

David K. Johnson, age 42, is the President, Chief Executive Officer and a Director of WSB Financial Group and Westsound Bank. Mr. Johnson has more than 26 years of banking experience, and has been President and CEO of Westsound Bank since April 2001. Previously, Mr. Johnson served as the Executive Vice President at Pueblo Bank & Trust, a community bank in Colorado, and as a Senior Vice President at Norwest Bank (now operating as Wells Fargo Bank) in New Mexico. Mr. Johnson attended Eastern New Mexico University, and is a graduate of the Western State School of Banking, Anderson School of Management, University of New Mexico.

James H. Lamb, age 60, is a Director of WSB Financial Group and Westsound Bank. Mr. Lamb is a retired U.S. Navy supply corps officer who owned and managed Lamb’s Office Supply in Bremerton, a re-seller of office products until 1999 when he sold his business and retired. Mr. Lamb has degrees in Finance and Marketing from the University of Washington.

Brian B. McLellan, age 57, is a Director of WSB Financial Group and Westsound Bank. Mr. McLellan is the President of B.H.C.M. LLC, a land development company he started in 2001. In addition, Mr. McLellan is associated with Windermere Real Estate in Belfair, Washington.

Dean Reynolds, age 65, is a Director of WSB Financial Group and Westsound Bank. Mr. Reynolds is the Manager of T.T.I.C., LLC, a thermoplastics coating company in Monroe, WA, a position he has held since 1999. Mr. Reynolds is a member of Teal Lake Center LLC in Port Ludlow, Washington.

Directors Whose Terms Continue Until the 2008 Annual Meeting

Donald H. Tucker, age 64, is a Director of WSB Financial Group and Westsound Bank. Mr. Tucker is the retired chief executive officer of Kitsap Public Services, Inc., which he left in 1999. Mr. Tucker also manages numerous rental properties in Kitsap County.

Louis J. Weir, age 66, is Chairman of the Board of WSB Financial Group and Westsound Bank. Mr. Weir is an active investor and property manager in Kitsap County. Until 1994, he was the owner and manager of Weir’s Appliance Center, an appliance and electronics retailer with locations in Bremerton and Silverdale, Washington, that was established in 1968.

Larry C. Westfall, age 70, is the Vice Chairman of the Board of WSB Financial Group and Westsound Bank. After 36 years in the banking industry, Mr. Westfall entered semi-retirement in 1997. Prior to semi-retirement, Mr. Westfall was Vice President of Wells Fargo Bank in charge of its branch offices in Silverdale and Bremerton. While semi-retired, Mr. Westfall is a consultant for small businesses. Mr. Westfall is a graduate of San Jose State University in Industrial Relations and of Pacific Coast Banking School.

Directors Whose Terms Continue Until the 2009 Annual Meeting

Richard N. Christopherson, age 64, is a Director of WSB Financial Group and Westsound Bank. Mr. Christopherson is the president of Ace Paving Inc., a privately-held paving contractor in Kitsap County, a position he has held since 1984. Mr. Christopherson additionally holds the title of Managing Partner of Samsons Rentals, an equipment rental company, and Five C’s, a land and real estate holdings company. Mr. Christopherson holds degrees from Olympic College and Pacific Lutheran University.

Required Vote and Board Recommendation

If a quorum is present and voting, the five nominees for director receiving the highest number of votes will be elected as directors. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum, but will not have any effect on the outcome of the vote.

THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH NAMED NOMINEE.

Board Committees, Meetings and Attendance

During the fiscal year ended December 31, 2006, the Board held fifteen meetings. Louis Weir has acted as the Company’s chairman since 1999. The Board currently has an Audit Committee, a Compensation Committee, and a Corporate Governance/Nominating Committee. Committee assignments are re-evaluated annually and approved by the Board at its annual meeting that follows the annual meeting of shareholders in April or May of each year.

The Audit Committee.  The Audit Committee meets at least quarterly with the Company’s management and independent accountants to, among other things, review the results of the annual audit and quarterly reviews and discuss the financial statements, select and engage the independent registered public accounting firm, assess the adequacy of the Company’s staff, management performance and procedures in connection with financial controls and receive and consider comments as to internal controls. The Audit Committee acts pursuant to a written charter adopted by the Board. The charter is available on the Company’s website at www.westsoundbank.com, select Investors and then view corporate documents. At the beginning of fiscal 2006, the Audit Committee was composed of Messrs. Westfall (Committee Chair), Lamb, McLellan, and Tucker. The Audit Committee met eight times during the 2006 fiscal year. Mr. Cox joined the Audit Committee in January 2007. The Board has determined that Mr. Cox is an audit committee financial expert as defined by SEC rules. All of the members of the current Audit Committee are independent directors within the meaning of Rule 4200 of the National Association of Securities Dealers, Inc. (“NASD”) and SEC Rule 10A-3(b)(1)(ii).

The Compensation Committee.  The Compensation Committee makes recommendations concerning salaries, bonuses and incentive compensation and administers the Company’s 1999 Incentive Stock Option Plan, or the “Stock Option Plan,” and otherwise determines compensation levels for the Chief Executive Officer, the Named Executive Officers (as listed in the Summary Compensation Table) and other key employees, and performs such other functions regarding compensation as the Board may delegate. The Compensation Committee acts pursuant to a written charter adopted by the Board. The charter is available on the Company’s website at www.westsoundbank.com, select Investors and then view corporate documents. At the beginning of fiscal 2006, the Compensation Committee was composed of Messrs. McLellan (Committee Chair), Christopherson and Westfall. The Compensation Committee met one time during the 2006 fiscal year. All of the members of the current Compensation Committee are independent directors within the meaning of Rule 4200 of the NASD and outside directors within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended.

The Corporate Governance/Nominating Committee.  The Corporate Governance/Nominating Committee reviews, approves and oversees various corporate governance related policies and procedures applicable to the Company. The Committee also evaluates and recommends nominees for membership on the Company’s Board and its committees, and assists the Chairman of the Board in leading the Board’s annual review of the Chief Executive Officer’s performance. The Corporate Governance/Nominating Committee acts pursuant to a written charter adopted by the Board. The charter is available on the Company’s website at www.westsoundbank.com, by selecting “Investors” and then viewing “Governance Documents”. On August 18, 2006 when it was established, the Committee was composed of Messrs. Westfall (Committee Chair) Lamb, McLellan, and Cox. The Corporate Governance/Nominating Committee met one time during the 2006 fiscal year. All of the members of the Corporate Governance/Nominating Committee are independent directors within the meaning of Rule 4200 of the NASD.

During the fiscal year ended December 31, 2006, each Board member attended at least 75% of the aggregate of the meetings of the Board, and of the committees on which he or she served, held during the period for which he was a Board or Committee member, respectively.

Director Nominations

The Company’s articles of incorporation contain provisions which address the process by which a shareholder may nominate an individual to stand for election to the Board at the Company’s annual meeting of shareholders. The Board has also adopted a formal policy concerning shareholder recommendations of Board candidates to the Corporate Governance/Nominating Committee. This policy is set forth in the Company’s Policy Regarding Shareholder Recommendations for Director Candidates, which is available on the Company’s website at www.westsoundbank.com, by selecting “Investors” and then viewing “Governance Documents”. To recommend a nominee for election to the Board, a shareholder must submit his or her recommendation to the Corporate Secretary at the Company’s corporate offices at 607 Pacific Avenue, Bremerton, Washington 98337. A shareholder’s recommendation must be received by the Company prior to the date set forth above under “Shareholder Proposals.” A shareholder’s recommendation must be accompanied by the information with respect to shareholder nominees as specified in the articles and policy, including among other things, the name, age, address, occupation, resume or qualifications, number of shares beneficially owned and consent to serve of the recommended person, the proposing shareholder’s name and address and the number of shares beneficially owned by the shareholder. Candidates so recommended will be reviewed using the same process and standards for reviewing Corporate Governance/Nominating Committee recommended candidates.

In evaluating director nominees, the Corporate Governance/Nominating Committee considers the following factors:

•	the appropriate size of the Board;

•	the needs of the Company with respect to the particular talents and experience of its directors;

•	the knowledge, skills and experience of nominees, including experience in banking, business, finance, administration or public service, in light of prevailing business conditions and the knowledge, skills and experience already possessed by other members of the Board;

•	the number of shares owned by the proposing shareholder and the holding period; and

•	the nominee’s other commitments, including the other boards on which a nominee serves.

Other than the foregoing there are no stated minimum criteria for director nominees, although the Corporate Governance/Nominating Committee may also consider such other factors as it may deem are in the best interests of the Company and its shareholders. The Corporate Governance/Nominating Committee does, however, believe it appropriate for at least one member of the Board to meet the criteria for an “audit committee financial expert” as defined by SEC rules, and that a majority of the members of the Board meet the definition of “independent director” under NASD rules. The Corporate Governance/Nominating Committee also believes it is in the shareholders’ best interest for certain key members of the Company’s management to participate as members of the Board.

The Corporate Governance/Nominating Committee identifies nominees by first evaluating the current members of the Board willing to continue in service. Current members of the Board with skills and experience that are relevant to the Company’s business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. If any member of the Board does not wish to continue in service or if the Corporate Governance/Nominating Committee or the Board decides not to re-nominate a member for re-election, the Corporate Governance/Nominating Committee identifies the desired skills and experience of a new nominee based on the criteria above. Current members of the Corporate Governance/Nominating Committee and Board are polled for suggestions as to individuals meeting the criteria of the Corporate Governance/Nominating Committee. Research may also be performed to identify qualified individuals.

Communications with Directors

The Company has adopted a formal process for shareholder communications with the Board, its Policy Regarding Shareholder Communications with the Board and its Committees. This process is also set forth with respect to nomination of directors in the Company’s Policy Regarding Shareholder Recommendations for Director Candidates. Shareholders who wish to communicate to the Board should do so in writing to the following address:

[Name of Director(s) or Board of Directors]
WSB Financial Group, Inc.
Attn: Corporate Secretary
607 Pacific Avenue
Bremerton, WA 98337

The Company’s Corporate Secretary logs all such communications and forwards those not deemed frivolous, threatening or otherwise inappropriate to the Chair of the Corporate Governance/Nominating Committee for distribution.

In addition, the Audit Committee has established procedures for the receipt, retention and treatment, on a confidential basis, of complaints received by the Company, including the Board and the Audit Committee, regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submissions by employees of concerns regarding questionable accounting or auditing matters. These procedures are described in the Company’s Code of Ethics and Professional Conduct, which is also available on the Company’s website noted above.

Director Independence

The Board of Directors has determined that to be considered independent, an outside director may not have a direct or indirect material relationship with the Company. A material relationship is one which impairs or inhibits — or has the potential to impair or inhibit — a director’s exercise of critical and disinterested judgment on behalf of the Company and its shareholders. In determining whether a material relationship exists, the Board considers, for example, the sales or charitable contributions between WSB Financial Group and an entity with which a director is affiliated (as an executive officer, partner or substantial shareholder) and whether a director is a current or former employee of the Company. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent director,” including but not limited to those set forth in pertinent listing standards of the

NASDAQ Stock Market, LLC as in effect from time to time. The Corporate Governance/Nominating Committee reviews the Board’s approach to determining director independence periodically and recommends changes as appropriate for consideration and approval by the full Board.

The Board has determined that all of the members of the Board are “independent directors” within the meaning of Rule 4200 of the NASD, except Mr. Johnson who is a Company employee and Mr. Weir. Louis C. Weir is not considered independent because the Company leases its Silverdale branch from Mr. Weir and his wife. See “Certain Transactions.”

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected Moss Adams LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007, and the Board has directed that management submit the selection of independent registered public accounting firm for ratification by the shareholders at the Annual Meeting. Moss Adams LLP has audited the Company’s consolidated financial statements since December 2004. Representatives of Moss Adams LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Shareholder ratification of the selection of Moss Adams LLP as the Company’s independent registered public accounting firm is not required by the Company’s Bylaws or otherwise. However, the Board is submitting the selection of Moss Adams LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

Fees for Professional Services

The following table presents fees for professional services rendered by Moss Adams LLP for the audit of the Company’s annual financial statements for the years ended December 31, 2006 and December 31, 2005 and fees for other services rendered by Moss Adams LLP during those periods. Certain prior year amounts have been reclassified to conform to the current year presentation.

	Fiscal 2006	Fiscal 2005

Audit Fees(1)	$254,000	$35,000
Audit-Related Fees(2)	—	8,912
Tax Fees	6,000	2,900
All Other Fees(3)	325	1,455

Total	$260,325	$48,267

(1)	Audit Fees consisted of fees billed to the Company for professional services rendered by Moss Adams LLP in connection with the audit of the financial statements.

(2)	Audit-related fees consisted of fees billed to the Company for professional services related to various accounting matters.

(3)	All Other Fees were for assistance with quarterly estimated tax payments and miscellaneous questions.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Accountant

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax fees, and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. The Audit Committee has delegated pre-approval authority to certain committee members when expedition of services is necessary. The independent registered public accounting firm and management are required to periodically report to the full Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval delegation, and the fees for the services performed to date. None of the fees paid to the independent registered public accounting firm during fiscal 2006 and 2005, were approved by the Audit Committee after services were rendered pursuant to the de minimis exception established by the SEC.

Required Vote and Board Recommendation

The affirmative vote of a majority of the votes cast at the meeting, at which a quorum is present, either in person or by proxy, is required to approve this proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF MOSS ADAMS LLP AS THE COMPANY’S INDEPENDENT ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2007.

SECURITIES OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of the Company’s common stock as of April 2, 2007 by: (i) each director and nominee for director; (ii) each of the executive officers of the Company named in the Summary Compensation Table under “Compensation of Executive Officers” (the “Named Executive Officers”); (iii) all executive officers and directors of the Company as a group; and (iii) beneficial owners of more than 5% of its common stock.

		Percentage of
	Number of Shares	Shares Beneficially
Name of Beneficial Owner	Beneficially Owned	Owned(1)

Directors and Named Executive Officers:
David K. Johnson(2)	125,697	2.00%
Mark D. Freeman(3)	13,054	*
Brett T. Green(4)	89,558	1.42%
Veronica R. Colburn(5)	34,094	*
Brent A. Stenman(6)	7,525	*
Robin A. Seelye
Louis J. Weir(7)	361,541	5.74%
Larry C. Westfall(8)	136,667	2.17%
Richard N. Christopherson(9)	185,588	2.95%
Donald F. Cox, Jr.
James H. Lamb(10)	162,842	2.59%
Brian B. McLellan(11)	138,872	2.21%
Dean Reynolds(12)	257,356	4.09%
Donald H. Tucker(13)	155,784	2.48%
All Directors and Executive Officers as a Group (14 people)	1,668,578	25.64%

*	Represents beneficial ownership of less than 1%.

(1)	This table is based upon information supplied by officers and directors. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the shareholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 5,554,886 shares outstanding on April 2, 2007, adjusted as required by rules promulgated by the SEC.

(2)	Includes 36,858 shares issuable to Mr. Johnson, upon the exercise of options that are exercisable within 60 days.

(3)	Includes 11,672 shares issuable to Mr. Freeman, upon the exercise of options that are exercisable within 60 days.

(4)	Includes 15,972 shares issuable to Mr. Green, upon the exercise of options that are exercisable within 60 days.

(5)	Includes 9,830 shares issuable to Ms. Colburn, upon the exercise of options that are exercisable within 60 days.

(6)	Includes 6,757 shares issuable to Mr. Stenman, upon the exercise of options that are exercisable within 60 days.

(7)	Includes 49,143 shares issuable to Mr. Weir, upon the exercise of options that are exercisable within 60 days.

(8)	Includes 98,286 shares issuable to Mr. Westfall, upon the exercise of options that are exercisable within 60 days.

(9)	Includes 104,429 shares issuable to Mr. Christopherson, upon the exercise of options that are exercisable within 60 days and 51,300 shares held by Five C’s Partnership, of which he is the managing partner and a 25% owner with his siblings.

(10)	Includes 104,429 shares issuable to Mr. Lamb, upon the exercise of options that are exercisable within 60 days.

(11)	Includes 104,429 shares issuable to Mr. McLellan, upon the exercise of options that are exercisable within 60 days.

(12)	Includes 104,429 shares issuable to Mr. Reynolds, upon the exercise of options that are exercisable within 60 days.

(13)	Includes 92,144 shares issuable to Mr. Tucker, upon the exercise of options that are exercisable within 60 days.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act requires the Company’s directors, executive officers and persons who own more than 10% of a registered class of the Company’s equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater-than-10-percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2006, all Section 16(a) filing requirements were complied with.

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis describes the material elements of compensation for the WSB Financial Group executive officers identified in the Summary Compensation Table (“Named Executive Officers”). As more fully described below, the Compensation Committee of the Board (the “Committee”) makes all decisions for the total direct compensation — that is, the base salary, bonuses and incentives, and stock options — of the Company’s executive officers, including the Named Executive Officers. The Committee’s recommendations for the total direct compensation of the Company’s Chief Executive Officer are subject to approval of the Board of Directors.

The day-to-day design and administration of retirement, savings, health, welfare and paid time-off plans and policies applicable to employees in general are handled by the Company’s Human Resources, and Finance employees. The Committee (or Board) remains responsible for certain fundamental changes outside the day-to-day requirements necessary to maintain these plans and policies.

Role of the Compensation Committee

Purpose.  The Compensation Committee of the Board (the “Committee”) assists the Board in fulfilling its responsibilities for administering the Company’s Compensation Program offered to the Company’s officers and non-employee directors.

Outside Consultants And Advisors.  The Committee has the authority to retain and terminate any independent, third-party compensation consultant and to obtain independent advice and assistance from internal and external legal, accounting and other advisors. During fiscal year 2006, the Committee did not engage consultants to advise it on compensation matters. The Committee did consider an industry compensation survey of community banks provided by an independent third-party. The Committee also seeks and receives advice from the Company’s outside legal counsel, Keller Rohrback L.L.P.

Committee Meetings.  Each year, the Committee develops a calendar-year annual schedule and agenda plan for the coming year. The meeting dates for the year are established and the Committee Chair and management identify agenda topics for each meeting. The Chair reports the Committee’s actions and recommendations to the full Board following each Committee meeting. The Committee held one formal meeting during fiscal year 2006; the meeting included an executive session during which only the independent directors were present.

Compensation Program Objectives and Philosophy

The Committee regularly reviews, discusses, and articulates its objectives and philosophy regarding the Compensation Program for the executive officers and for all other employees. During these discussions, the Committee and management reviewed the Company’s objectives, strategy, growth, employee demographics, anticipated needs, competitive practices, culture and values. The Company’s principal objectives and philosophy are to design compensation programs that align with stockholders’ interests, the business objectives, reward performance, and are externally competitive and internally equitable. Management and the Committee believe it is a good governance practice to review the Company’s Compensation Program objectives and philosophy on a regular basis, and did so again at the Committee’s March 14, 2007 meeting.

Guiding Principles.  The principles that guide the design of WSB Financial Group’s Compensation Program include:

1. Provide total direct compensation and incentive programs that are externally competitive and internally equitable. The Company will compensate competitively with the practices of other banks and financial institutions in the region.

2. Use a total direct compensation perspective in designing programs and conducting competitive analyses.

3. The primary goals of the Compensation Program are to:

a. Successfully attract and retain the employees that WSB Financial Group needs to execute its business strategy and achieve its long-term objectives;

b. Motivate, engage and reward employees who contribute to WSB Financial Group’s strategic and operational goals (i.e., pay-for-performance); and

c. Provide shareholders with a superior rate of return.

Rewards Objectives.  The Company designed the Compensation Program to reward individual and company performance with both cash and equity.

1. The total cash component of WSB Financial Group’s Compensation Program includes both fixed (annual salary) and variable (cash bonus or sales incentive) elements:

a. Merit increases to base salary reward and recognize employees for successfully fulfilling their role and responsibilities and the incremental value of the experience, knowledge, expertise and skills acquired and developed during employment with WSB Financial Group.

b. Cash bonuses reward and recognize employees for their individual contributions to business goals and objectives during the fiscal year, within the context of overall Company performance.

2. The equity component of WSB Financial Group’s Compensation Program uses stock option grants to reward and recognize employees for their individual contributions to business goals and objectives. These grants also serve as incentive for future performance by motivating and encouraging employees to contribute in ways that positively affect the business strategy and goals, ultimately providing a positive influence on the Company’s stock price. The Company typically grants stock options to employees with a 5-year vesting schedule, which also aids retention.

3. Severance and change-in-control provisions in employment agreements are designed to facilitate the Company’s ability to attract and retain key executives as the Company competes for talented employees in a marketplace where such protections are commonly offered. The severance benefits described below provides benefits to ease an employee’s transition due to an unexpected employment termination by the Company due to on-going changes in the Company’s employment needs. The change-in-control benefits encourage key employees to remain focused on the Company’s business in the event of rumored or actual fundamental corporate changes.

The Elements of the Compensation Program

The Company approaches compensation from a Compensation Program framework that includes cash, equity and benefits.

Total Direct Compensation (TDC).  The TDC is the sum of annual salary plus bonus or sales incentive plus the estimated fair value of equity-based compensation. WSB Financial Group uses this framework to gauge the appropriate total value of cash and equity in making external comparisons and assessing internal fairness. The Actual TDC is the sum of a person’s annual salary plus actual bonus awarded or sales incentive earned plus the estimated fair value of equity compensation at the time of award. The Target TDC is the sum of a person’s annual salary plus target bonus or sales incentive plus the estimated fair value of equity compensation.

Peer Groups.  To characterize external competitive practices relevant to the CEO and other executive officers, the Committee used data from peer group companies and from an independent third-party survey. To identify appropriate peer group companies, management, and the Committee first mutually developed the following selection criteria:

1. Local labor market and in-market competitors;

2. Banking companies and financial institutions with asset size between $250 million and $499 million.

3. Similar pay models and growth experiences (i.e., equity compensation orientation without defined benefit pension plan or significant dividends); and

4. Exclude financially unhealthy and underperforming companies.

The Mix of TDC.  The mix of cash and equity varies by role and responsibility. Variable pay, including cash and equity, increases as a proportion of total pay commensurate with the executive’s role, responsibility, and goals. For the CEO, annual target cash comprises 100% of Westsound’s Target TDC. The “Mix of Total Direct Compensation Elements” table summarizes the cash and equity mix for the Company’s executive officers.

Mix of Target Total Direct Compensation Elements

Estimated Fair
Value of Equity
	Fixed Cash as a % of	Variable Cash as a % of	Compensation as a % of
Executive	Target TDC	Target TDC	Target TDC

CEO	66.6%	33.4%	0%
Other Named Executive Officers	42.9% - 76.4%	15.0% - 57.1%	0% - 8.6%

Annual Salary.  The Company pays an annual salary to its employees, including the CEO and other executive officers, as consideration for fulfillment of certain roles and responsibilities. Changes in annual salaries for executive officers are generally effective as of the beginning of the calendar year.

Determining Annual Salary.  Increases to annual salary reflect a reward and recognition for successfully fulfilling the position’s role and responsibilities, the incremental value of the experience, knowledge, expertise and skills the individual acquires and develops during employment with WSB Financial Group, and adjustments to achieve desired cash-to-equity proportions within the Target TDC. Prevailing competitive market practices guide the percentage increases to annual salary. The annual salary for the CEO and the other executive officers is determined in conjunction with setting the TDC. The Committee and management also consider the competitive market for salary alone.

Variable Cash.  The Company awards variable cash bonuses to employees, including the CEO and other executive officers, as a reward and recognition for contributing to the Company’s achievement of specific annual financial goals (revenue and earnings before taxes, or EBT). All employees are eligible for a form of variable cash bonuses (the broad-based cash bonus program or the sales incentive plan), though not all employees actually receive a cash bonus during any given fiscal year.

Moreover, some employees are paid largely based on their individual production and sales, which provides incentives for superior performance and customer development. A substantial portion of our loan production staff’s pay is based on commissions. The incentives are tiered to emphasize cross-selling of the Company’s products and services, with higher rewards for gaining multiple relationships with customers. Our senior management is not eligible to receive incentive compensation based on account production. Our variable compensation totaled 40% of total compensation in 2006.

Determining Cash Bonus Target.  The annual target bonus for the CEO and the other executive officers is determined in conjunction with setting the TDC. The sum of the annual salary and target bonus is set to provide the equity-based compensation leverage the Company desires and consistent with the Company’s Compensation Program.

Equity-based Compensation.  The Company grants equity-based compensation to key employees, including the CEO and other executive officers, to attract, motivate, engage and retain highly qualified and highly sought-after employees. The Company grants stock options to encourage its key employees to work with a long-term view and think like stockholders. Stock options are inherently performance-based because they deliver value to the option holder only if the value of WSB Financial Group stock increases. Thus, stock options are a potential reward for long-term value creation and serve as an incentive for key employees who remain with the Company to contribute to the overall long-term success of the business.

1. Equity-based Compensation Strategy.  Stock options provide for financial gain derived from the potential appreciation in stock price from the date that the option is granted until the date that the option is exercised. The exercise price of stock option grants is set at fair market value on grant date. Under the shareholder-approved Stock Option Plan, the Company may not grant stock options at a discount to fair market value or reduce the exercise price of outstanding stock options except in the case of a stock split or other similar event. The Company does not grant stock options with a so-called “reload” feature, nor does it loan funds to employees to enable them to exercise stock options. The Company’s long-term performance ultimately determines the value of stock options, because gains from stock option exercises are entirely dependent on the long-term appreciation of the Company’s stock price. All employee stock options granted are exercisable in equal installments on the first, second, third, fourth and fifth anniversaries of the grant date and expire ten years from the grant date. Non-qualified options are generally immediately exercisable.

Because a financial gain from stock options is only possible after the price of WSB Financial Group common stock has increased, the Company believes grants encourage executives to focus on behaviors and initiatives that should lead to an increase in the price of WSB Financial Group common stock, which benefits all WSB Financial Group shareholders.

No Backdating or Spring Loading.  WSB Financial Group does not backdate options or grant options retroactively. In addition, we do not plan to coordinate grants of options so that they are made before announcement of favorable information, or after announcement of unfavorable information. The Company’s options are granted at fair market value on a fixed date or event (such as the first regularly scheduled board meeting after fiscal year-end), with all required approvals obtained on or before the actual grant date. All grants to executive officers require the approval of the Board of Directors.

Prior to the Company’s initial public offering in December 2006, fair market value was determined based on independent appraisals of the common stock for the quarter in which options were granted. Since December 2006, fair market value is determined as the closing price on the grant date. In order to ensure that its exercise price fairly reflects all material information — without regard to whether the information seems positive or negative — every grant of options is contingent upon an assurance by the Company’s legal counsel that the Company is not in possession of material undisclosed information. If the Company is in possession of such information, grants are suspended until the second business day after public dissemination of the information.

2. Determining the Amount of Equity-based Awards.  Granting of a stock option award for the CEO and the other executive officers is determined in conjunction with setting the TDC. The Committee and management also consider the competitive market for long-term incentives and maintain the CEO’s stock option award, and the other Named Executive Officers’ stock option awards, above the competitive median to provide the equity-based compensation leverage the Company desires consistent with the Company’s Compensation Program.

The Committee determines the value of equity compensation awarded to the CEO and the other executive officers at the time of grant. The objective is to award grants that represent competitive value while taking into account the relative performance risk and leverage in WSB Financial Group’s options-only equity structure.

3. Determining the Timing and Exercise Price of Equity-Based Awards.  The Company considers annual stock option awards to its officers during the first quarter of each fiscal year. The option awards are in conjunction with the Committee’s approval of officer’s annual salary for the coming calendar year and cash bonus awards or sales incentives received for prior fiscal year performance. From time-to-time, the Company may assign an officer an expanded role and/or formally promote an officer to a position of greater scope and responsibility. The Committee may consider an equity award, in addition to the annual award, to recognize the expanded scope and role. The grant date for all stock option awards to the officers is the date the Committee met to consider and approve the awards. The exercise price is the closing price on the grant date or if the grant date is not a trading day, then the closing price on the most recently completed trading day prior to the grant.

4. Option Grant Date Coordination with the Release of Material Non-Public Information.  The option grant date for awards to officers is the date the Committee approves the options awards. The Company engages in a consistent practice and predetermined process for granting annual option awards to executive officers. The Committee establishes the meeting and grant dates in accordance with the Company’s policy, and does not determine these dates based on knowledge of material non-public information or in response to the Company’s stock price.

Benefits

As salaried employees, the Named Executive Officers participate in a variety of retirement, health and welfare, and paid time-off benefits designed to enable the Company to attract and retain its workforce in a competitive marketplace. Health and welfare and paid time-off benefits help ensure that the Company has a productive and focused workforce through reliable and competitive health and other benefits. Savings plans help employees, especially long-service employees, save and prepare financially for retirement.

WSB Financial Group’s qualified 401(k) Plan allows highly compensated employees to contribute up to 15 percent of their base salary, up to the limits imposed by the Internal Revenue Code — $225,000 for 2007 — on a pre- or after-tax basis. Participants that are 50 years or older can also make “catch-up” contributions which in 2007 may be up to an additional $5,000 above the statutory limit under the Plan. Each employee is fully vested in his or her deferred salary contributions. The Company may provide a discretionary match of employee contributions, which vests over 5 years. Participants choose to invest their account balances from an array of investment options as selected by plan fiduciaries from time to time. The 401(k) Plan is designed to provide for distributions in a lump sum or in installments after termination of service. However, loans — and in-service distributions under certain circumstances such as a hardship, attainment of age 59 1/2 or a disability — are permitted.

Perquisites

The Company’s Named Executive Officers, along with other senior management employees, are provided a limited number of perquisites whose primary purpose is the Company’s desire to minimize distractions from the executives’ attention to important WSB Financial Group initiatives. An item is not a perquisite if it is integrally and directly related to the performance of the executive’s duties. An item is a perquisite if it confers a direct or indirect benefit that has a personal aspect, without regard to whether it may be provided for some business reason or for the convenience of the Company, unless it is generally available on a non-discriminatory basis to all employees.

WSB Financial Group promotes an egalitarian culture — the Company does not provide its officers or other senior-level executives with preferential parking, separate dining facilities, or other personal benefits. The Company’s senior-level employees are eligible for certain additional perquisites, all of which are quantified in the Summary Compensation table on pages 18-19, including automobile use/allowances and club dues.

The Company does not provide the Named Executive Officers with other perquisites such as split-dollar life insurance, reimbursement for legal counseling for personal matters, or tax reimbursement payments. The Company does not provide loans to executive officers, except in the ordinary course of its banking business as permitted by the rules of the SEC.

Separation and Change-in-Control Arrangements

The Named Executive Officers are eligible for the benefits and payments if employment terminates or if there is a change-in-control, as described under “Employment Agreements, Severance and Change-in-Control Provisions” beginning on page 20.

The Company considers it likely that it will take more time for higher-level employees to find new employment, and therefore senior management positions generally are paid severance. Severance benefits also provide an amount measured by previous annual bonuses to recognize the separated employee’s efforts undertaken during the year during the time he or she was employed by the Company. Additional payments may be permitted in some circumstances as a result of negotiations with executives, especially where the Company desires particular nondisparagement, cooperation with litigation, noncompetition and nonsolicitation terms.

Change-in-Control.  The Company entered into the employment agreements with change-in-control benefits for its Named Executive Officers in 2006. The Board adopted the plan as part of its ongoing, periodic review of the Company’s compensation and benefits programs and in recognition of the importance to the Company and its shareholders of avoiding the distraction and loss of key management personnel that may occur in connection with rumored or actual fundamental corporate changes. We believe these change-in-control agreements like ours protect shareholder interests by enhancing employee focus during rumored or actual change-in-control activity through:

•	Incentives to remain with the company despite uncertainties while a transaction is under consideration or pending;

•	Assurance of severance and benefits for terminated employees; and

•	Access to equity component of total compensation after a change-in-control.

WSB Financial Group stock options, generally vest upon a change-in-control, as fully described on pages 21-22. The remainder of benefits generally requires a change-in-control, followed by a termination of an executive’s employment. In adopting the so-called “single” trigger treatment for its stock options, the Company considered the practices of its banking peers and that single trigger vesting aids retention of key employees during uncertain times by ensuring that ongoing employees are treated the same as terminated employees with respect to outstanding equity grants

Compensation for the CEO and Other Named Executive Officers During Fiscal Year 2006

Determining TDC.  The Committee and management reviewed (at its December 2006 and December 2005 meetings) competitive market data from peer group companies and from independent, third party compensation surveys for bankers in which the Company participated at that time. The Committee met in December 2005 to review and approve the total rewards packages for the CEO and the other officers. At this meeting, the Committee reviewed “tally sheets” for the CEO and the other five Named Executive Officers. The tally sheets summarized cash and equity-based compensation, compensation deferred in the Company’s 401(k) plan, and benefits and perquisites. The tally sheets also included summaries of the in-the-money value of stock options and the value of directly-held shares, and hypothetical stock option gains.

Determining Annual Salary.  WSB Financial Group pays the annual salary rate for the CEO and the other officers on a calendar year basis. The Committee determines base salaries for other executives officers, including the Named Executive Officers, early every year. The Company’s CEO proposes new base salary amounts based on:

•	his evaluation of individual performance and expected future contributions;

•	a review of survey data to ensure competitive compensation against the external market defined as the peer companies; and

•	comparison of the base salaries of the executive officers who report directly to the CEO to ensure internal equity.

Mr. Johnson recommended, and the Committee approved, base salary increases ranging from 0% to 16.6% for the Named Executive Officers. In addition, the Committee recommended and the Board approve a 20% increase in Mr. Johnson’s base salary, from $250,000 to $300,000. We believe Mr. Johnson’s salary remains competitive, at such a level to retain his services.

In developing the salary recommendations, management and the Committee considered the competitive market data, internal relationships among certain officer roles, and each officer’s contributions, role, experience and skills. For their continuing leadership as WSB Financial Group’s Chief Executive Officer and Chief Financial Officer and consistent with the Company’s compensation philosophy, the Committee approved David K. Johnson’s and Mark D. Freeman’s annual salaries of $300,000 and $175,000, respectively. Management and the Committee recognize the unique value and contributions Mr. Brett Green, Executive Vice President of Sales and Lending, brings to WSB Financial Group, and his significant responsibility for WSB Financial Group’s lending revenue and earnings. Accordingly, the Committee and management agreed to maintain Mr. Green’s annual salary at $300,000, with an opportunity to earn a substantial bonus based on his performance. Consistent with the Company’s compensation philosophy, the Committee approved the annual salaries of Veronica R. Colburn, Senior Vice President and Chief Risk Officer, Brent A. Stenman, Senior Vice President and Chief Lending Officer, and Robin A. Seelye, Senior Vice President, Operations, at $120,000, $120,000 and $102,000, respectively.

Determining Cash Bonus Targets.  The Committee approved the fiscal year 2006 Executive Bonus Program (the “Bonus Program”) at its December 2005 meeting, including the individual officers’ threshold, target and maximum bonus levels (expressed as a percent of fiscal year end annual salary) and the formula for funding the officer bonus pool. The bonus formula nominally uses a baseline target. For fiscal year 2006 the Committee established a ’stretch’ bonus level (also expressed as a percent of fiscal year end annual salary) that is used if pro forma EPS exceeds a pre-determined threshold.

Fiscal Year 2006 Bonus Awards.  In fiscal year 2006, the Company exceeded the pre-determined revenue and growth targets. WSB Financial Group also exceeded the pre-determined pro forma EPS threshold and thus used the stretch targets to determine the bonus pool. At its December, 2006 meeting, the Committee assessed the CEO’s performance during the fiscal year. The Committee and CEO also discussed the CEO’s assessment of the other officers and his recommendations for bonus awards for fiscal year 2006 performance. The Summary Compensation Table includes the fiscal year 2006 bonus awards for the Named Executive Officers approved by the Committee. In determining Messrs. Johnson’s and Freeman’s bonus awards, the Committee considered WSB Financial Group’s outstanding financial performance, exceeding plan revenue and plan net income. During fiscal year 2006, Messrs. Johnson and Freeman demonstrated distinguished leadership in developing new opportunities for growth and completing the Company’s initial public offering. They also championed strong internal controls for financial and operational results reporting transparency.

Compensation Planning for the CEO and Other Named Executive Officers During Fiscal Year 2007

Determining TDC.  To establish the appropriate 2007 TDC for the CEO and other executive officers, management and the Committee followed a 3-phase process during fiscal year 2006.

1. In the first phase, the Committee prepared a competitive analysis using the 2006 Moss Adams LLP compensation data, that informed management and the Committee of the competitive market for TDC and separately for salary, target and actual bonus awards, and long-term incentives.

2. In the second phase, the Committee discussed the compensation analysis in more detail to analyze various strategies for the mix of target cash vs. equity and different forms of equity. The result is a leveraged compensation program that supports WSB Financial Group’s long-term strategy for increasing market share, increasing loans and deposits, developing new sources of non-interest income, and supporting long-term earnings and cash flow growth, balanced with the Company’s shorter-term goals of achieving the annual operating plan and appropriately deploying resources.

3. In the third phase, management and the Committee determined appropriate TDC targets (calendar year 2007 salary plus fiscal year 2007 target bonus plus any 2006 stock option award) for each officer, based on the incumbent’s role and responsibilities, and contributions to the business. With the Target TDC established, CEO and the Committee then determined individual annual salary levels and stock option awards within the context of the targeted TDC for each officer, adjusting the stock option awards to reflect management’s and the Committee’s assessment of internal relationships and the relative value the Company places on the incumbents holding these positions.

Target Total Direct Compensation for 2007

			Estimated Fair
	Calendar Year 2007	Target Bonus for	Value of December	Target Total Direct
Executive	Salary	FY07 Performance	2006 Stock Award	Compensation

David K. Johnson	$300,000	$150,000	—	$450,000
Mark D. Freeman	175,000	87,500	—	262,500
Brett T. Green	300,000	400,000	—	700,000
Veronica R. Colburn	120,000	30,000	—	150,000
Brent A. Stenman	120,000	30,000	—	150,000
Robin A. Seelye	102,000	20,000	—	122,000

A. The competitive analysis included the in-the-money value of the officers’ options at certain assumed trading prices of WSB Financial Group common stock.

B. The Committee and management agree that continuing to grant additional stock options to the key officers is appropriate for the following reasons:

1. The peer companies provide long-term incentives to their executives annually, primarily in the form of options, so failure to provide a similar value would not be competitive in the context of WSB Financial Group’s total direct compensation program.

2. Equity grants facilitate executive and employee ownership, which management and the Board regard as important for commitment and motivation.

3. Options retain executive talent through vesting and through potential long-term wealth creation, which would be difficult to duplicate elsewhere.

C. On January 16, 2007, the Committee approved stock option awards, with grant dates of January 16, 2007, to Robin A. Seelye and a non-executive officer to purchase 15,000 and 9,000 shares respectively, of WSB Financial Group common stock at an exercise price of $19.00. These grants are consistent with the Company’s practice for establishing the grant date and exercise price for all stock option awards to officers (i.e., the date the Committee met to consider and approve the awards).

Tax Considerations/Impact of Accounting and Tax Treatments

In evaluating compensation program alternatives, the Committee will consider the potential impact on WSB Financial Group of Section 162(m) of the Tax Code. Section 162(m) eliminates the deductibility of compensation over $1 million paid to the Named Executive Officers, excluding “performance-based compensation.” Compensation programs generally will qualify as performance-based if (1) compensation is based on pre-established objective performance targets, (2) the programs’ material features have been approved by stockholders, and (3) there is no discretion to increase payments after the performance targets have been established for the performance period.

The Committee intends to try to maximize deductibility of compensation under Section 162(m) of the Tax Code to the extent practicable while maintaining a competitive, performance-based compensation program. Tax consequences, including but not limited to tax deductibility, are subject to many factors (such as changes in the tax laws and regulations or interpretations thereof and the timing and nature of various decisions by officers regarding deferred compensation and stock options) and are beyond the control of either the Committee or WSB Financial Group. In addition, the Committee believes that it is important for it to retain maximum flexibility in designing transparent compensation programs that meet its stated objectives and fit within the Committee’s guiding principles. WSB Financial Group plans to grant stock options in a manner that preserves the deductibility of their gains under Section 162(m).

EXECUTIVE COMPENSATION

The following table summarizes the compensation of the Named Executive Officers for the fiscal year end December 31, 2006. The Named Executive Officers are the Company’s Chief Executive Officer, Chief Financial Officer, and four other most highly compensated executive officers ranked by their total compensation in the table below.

Summary Compensation Table

							Change in
							Pension
							Value and
							Non-Qualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All other
		Salary	Bonus(1)	Awards	Awards	Compensation	Earnings	Compensation(5)	Total
	Year	($)	($)	($)	($)	($)	($)	($)	($)
Name and Principal Position(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

David K. Johnson	2006	250,000	225,000	—	31,148	—	—	7,907	514,055
President and Chief	2005	228,121	150,000	—	25,857			2,500	406,478
Executive Officer	2004	175,000	99,482	—	18,112				292,594
Mark D. Freeman(2)	2006	126,667	100,000	—	12,720	—	—	10,000	249,387
Executive Vice President of	2005	81,859	35,000	—	5,163			808	122,830
Finance and Operations and	2004	—	—	—	—	—	—	—	—
Chief Financial Officer
Brett T. Green	2006	300,000	350,000	—	12,510	—	—	3,666	666,176
Executive Vice President of	2005	300,516	350,229	—	6,190			2,500	659,435
Sales and Lending	2004	343,750	260,373	—	4,731			—	608,854
Brent A. Stenman(3)	2006	105,000	40,875	—	9,185	—	—	10,000	165,060
Senior Vice President and	2005	117,200	12,236	—	2,335			2,874	134,645
Chief Lending Officer	2004	35,481	10,007	—	—			—	45,488
Veronica R. Colburn	2006	105,000	30,000	—	13,667	—	—	10,000	158,667
Senior Vice President and	2005	98,000	25,000	—	7,662			1,250	131,912
Chief Risk Officer	2004	91,250	30,610	—	6,748			—	128,608
Robin A. Seelye(4)	2006	53,538	9,000	—	—	—	—	2,750	65,288
Senior Vice President	2005	—	—	—	—	—	—	—	—
Operations	2004	—	—	—	—		—	—	—

(1)	Includes bonuses paid or to be paid during the subsequent year but accrued in the year indicated.

(2)	Mr. Freeman commenced employment with us on March 7, 2005.

(3)	Mr. Stenman commenced employment with us on August 9, 2004.

(4)	Ms. Seelye commenced employment with us on May 29, 2006.

(5)	See All Other Compensation chart below for amounts, which include perquisites and Company match on employee contributions to the Company’s 401(k) Plan.

			401(k) Plan
	Automobile		Company
Name and Principal Position	Use/Allowance	Club Dues	Match	Total

David K. Johnson	$1,302	$3,805	$2,800	$7,907
Mark D. Freeman	7,200	—	2,800	10,000
Brett T. Green	866	—	2,800	3,666
Veronica R. Colburn	7,200	—	2,800	10,000
Brent A. Stenman	7,200	—	2,800	10,000
Robin A. Seelye	2,750	—	—	2,750

				$44,128

A group life insurance policy is offered to all employees as part of our group benefit plans. There are no other life insurance policies issued on our executive officers, except bank-owned life insurance, or BOLI, policies on Mr. Johnson, Mr. Freeman, and Mr. Green. Westsound Bank is the owner and beneficiary of these policies.

Stock Option Grants in Last Fiscal Year

We did not grant any stock options to our Named Executive Officers in 2006.

Outstanding Equity Awards at Fiscal Year-End

The following table shows the number of shares of common stock subject to exercisable and unexercisable stock options held by our Named Executive Officers as of December 31, 2006.

Outstanding Equity Awards At Fiscal Year-End

						Stock Awards
									Equity
									Incentive
	Option Awards(1)							Equity	Plan Awards:
			Equity in					Incentive	Market
			Incentive					Plan Awards:	or Payout
			Plan Awards:					Number	Value of
	Number of		Number			Number of	Market Value of	of Unearned	Unearned
	Securities	Number of	of Securities			Shares or	Shares or	Shares,	Shares,
	Underlying	Securities	Underlying			Units of	Units of	Units or Other	Units or Other
	Unexercised	Underlying	Unexercised	Option		Stock That	Stock That	Rights	Rights
	Options	Unexercised	Unearned	Exercise	Option	Have Not	Have Not	That Have	That Have
	(#)	Options (#)	Options	Price	Expiration	Vested	Vested	Not Vested	Not Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

David K. Johnson	12,286	0	—	3.2558	3/31/2011	—	—	—	—
	2,457	2,457	—	3.2558	11/11/2012
	1,229	18,429	—	6.8372	3/17/2014
	4,914	19,657	—	7.5697	3/14/2015
	4,914	19,657		10.784	12/19/2015
Mark D. Freeman	4,300	17,200	—	7.5697	3/14/2015	—	—	—	—
	3,071	12,286	—	10.784	12/19/2015
Brett T. Green	8,600	12,900	—	6,8372	3/17/2014	—	—	—	—
	3,071	12,286	—	10.784	12/19/2015
Veronica R. Colburn	3,072	0	—	3.2558	11/18/2011	—	—	—	—
	1,229	2,457	—	5	7/7/2013
	0	7,372	—	6.8372	3/17/2014
	3,071	12,286		10.784	12/19/2015
Brent A. Stenman	1,843	7,371	—	7.5697	3/14/2015	—	—	—	—
	3,071	12,286	—	10.7848	12/19/2015
Robin A. Seelye	—	—			—	—	—	—	—

(1)	Options granted to executives and other employees generally vest and become exercisable in equal installments (subject to rounding) on the first, second, third, fourth and fifth anniversaries of their grants, and expire on the date shown in column (f), which is the day before the tenth anniversary of their grant.

The table below shows the number of shares of WSB Financial Group common stock acquired by our Named Executive Officers during 2006 upon the exercise of options.

Option Exercises and Stock Vested(1)

Option Awards
	Number of shares		Stock Awards
	Acquired on	Value Realized on	Number of Shares	Value Realized on
	Exercise	Exercise	Acquired on Vesting	Vesting
Name	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)

David K. Johnson	7,371	$45,677	—	—
Mark D. Freeman	—	—	—	—
Brett T. Green	—	—	—	—
Veronica R. Colburn	19,656	172,082	—	—
Brent A. Stenman	—	—	—	—
Robin A. Seelye	—	—	—	—

(1)	Calculated based on outstanding shares or options, as applicable, as of the beginning of each period.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

None of the members of the Company’s Compensation Committee are, or have been in the last five years, an employee or officer of the Company. During fiscal 2006, no member of the Compensation Committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K. During fiscal 2006, none of the Company’s executive officers served on the compensation committee (or equivalent) or Board of another entity whose executive officer(s) served on the Company’s Compensation Committee or Board.

Employment Agreements, Severance and Change-in-Control Provisions

Employment Agreements In August 2006, we entered into an employment agreement with David K. Johnson, our president and chief executive officer. This agreement is for an indefinite term, until terminated by Mr. Johnson or us. Under this agreement, Mr. Johnson receives a base salary set by our board and reviewed by our compensation committee each year, and is eligible for an annual bonus in the discretion of our compensation committee. If we experience a change-in-control, all of his options will vest, and if his employment terminates, voluntarily or involuntarily, within 12 months after the change of control and executes a separation release, he will be entitled to a change-in-control payment equal to two times his base salary plus bonus before salary deferrals for the 12-month period preceding the change-in-control. If we terminate Mr. Johnson without cause, other than by reason of a change-in-control, he is entitled to salary and benefits accrued through the effective date of the termination, the reimbursement of any expenses and, provided he does not compete or solicit employees or customers and executes a separation release, a severance payment equal to two times his base salary plus bonus before salary deferrals for the 12-month period preceding his termination of employment, payable in a lump sum or in accordance with our regular payroll schedule. If we terminate Mr. Johnson with cause he is entitled to his salary and benefits accrued through the effective date of the termination and the reimbursement of any expenses. Mr. Johnson is prohibited from competing with us or soliciting our employees for two years after termination of his employment if he receives a severance or a change-in-control payment.

In August 2006, we also entered into employment agreements with each of our other named executive officers, Messrs. Freeman, Green, Stenman and Ms. Colburn and with our other executive officer, Robin A. Seelye. These agreements are substantially the same as Mr. Johnson’s except the change-in-control payment in each agreement is equal to the base salary plus bonus before salary deferrals of the respective individual (rather than two times such amount), with the exception of our agreement with Mr. Freeman which contains a change-in-control provision identical to Mr. Johnson’s agreement.

All other WSB Financial Group employees, including executive officers, are employed “at will” and do not have employment agreements.

Severance and Change-in-Control Provisions.  Except as provided in the employment agreements described above, WSB Financial Group does not have a pre-defined involuntary termination severance plan or policy for employees, including executives. The Company’s practices in such situations may include: (1) salary continuation dependent on the business reason for the termination; (2) lump sum payment based on job level and service with the Company; (3) paid health care coverage and COBRA payments for a limited time; and (4) outplacement services.

The Company’s Stock Option Plan provides that if a change-in-control (as defined in the Stock Option Plan) occurs and an outstanding equity award is not assumed or replaced, the Compensation Committee may terminate the award, effective upon 60 days prior written notice to the optionees.

The table below was prepared as though a change-in-control occurred and the Named Executive Officers’ employment was terminated on December 31, 2006 (the last business day of 2006) using the share price of WSB Financial Group common stock as of that day (both as required by the Securities and Exchange Commission). With those assumptions taken as given, the Company believes the remaining assumptions listed below, which are necessary to produce these estimates, are reasonable individually and in the aggregate. However, a change-in-control did not occur on December 31, 2006 and the executives were not terminated on that date. There can be no assurance that a change-in-control would produce the same or similar results as those described if it occurs on any other date or at any other price, or if any assumption is not correct in fact.

Change-in-Control Payment and Severance Benefit Estimates
December 31, 2006

		Accelerated Vesting of Equity Value
		Incremental						Total (Gross
		Pension			Equity			Benefit	Total
	Aggregate	Enhancement			Value in	Welfare	Parachute Tax	Without	(Assuming a
	Severance	and Retiree	Performance	Restricted	Options	Benefits	Gross-up	Taxable	Tax Rate
Executive	Pay	Medical	Shares	Stock	Exercised	Continuation	Payment	Consequence)	of 34%)

David K. Johnson	$725,000	—	—	—	$1,004,018	—	—	$1,729,018	$1,141,152
Mark D. Freeman	353,334	—	—	—	379,287	—	—	732,621	483,530
Brett T. Green	650,000	—	—	—	395,037	—	—	1,045,037	689,724
Veronica R. Colburn	$135,000	—	—	—	320,923	—	—	455,923	300,909
Brent A. Stenman	146,000	—	—	—	236,400	—	—	382,400	252,384
Robin A. Seelye	62,538	—	—	—	—	—	—	62,538	41,275

General Assumptions:

•	Change-in-Control date was December 31, 2006

•	All executives were terminated on change-in-control date.

•	Base amount calculations are based on taxable wages for the years 2001 through 2005 and annualized for the year in which the executive commenced employment with WSB Financial Group (if after 2000).

•	All executives were assumed to be subject to the maximum federal income and other payroll taxes, aggregating to a net combined effective income tax rate of 34%

Equity-based Assumptions:

•	Stock options vested December 31, 2006

•	Stock options that become vested due to the change-in-control are valued using the Black-Scholes option valuation model, based on the following inputs:

•	actual exercise price of each option

•	fair value of $19.20 per share

•	expected term and volatility numbers based on WSB Financial Group’s most recent 10-K filing

•	current dividend rate and risk-free rate

•	Using Black-Scholes to determine option values causes value for purposes of excise tax purposes even for “underwater” options — that is, options whose exercise price is greater than the closing price on the date of the change-in-control

1999 Incentive Stock Option Plan

Westsound Bank adopted its 1999 Incentive Stock Option Plan, or the Stock Option Plan, in 1999 which was then adopted by WSB Financial Group upon the completion of the holding company formation transaction in 2005. The purpose of the Stock Option Plan is to increase ownership interest in WSB Financial Group by employees and directors of the corporation and to provide an incentive to serve as an employee or director of WSB Financial Group. The responsibilities and duties of a particular employee or director are considered when the recipients and terms of the grants are determined.

The Stock Option Plan provides that in the event of a change-in-control of WSB Financial Group or Westsound Bank, all outstanding and unexercised options (i) shall become immediately exercisable, and (ii) such options shall either be assumed by the successor, or parent thereof, or be replaced with a comparable award for the purchase of shares of the capital stock of the successor, except that if such options are not so assumed or replaced, then (iii) the board may, in the exercise of its sole discretion, terminate all outstanding options as of a date fixed by the board which may be sooner than the originally stated option term. The board shall notify each optionee of such action in writing not less than sixty (60) days prior to the termination date fixed by the board, and each optionee shall have the right to exercise his or her option to and including said termination date.

The Stock Option Plan provides for incentive stock options (within the meaning of Section 422 of the Internal Revenue Code) for our employees, and non-qualified stock options for directors and any other individuals to whom our board of directors determines to grant options. While the Stock Option Plan provides that the exercise price of options granted under the plan may be determined by our board of directors, provided that such price is in no event less than the fair market value (or at least 110% of the fair market value in the case of a grant to an employee owning stock representing more than ten percent of the total voting power of all stock), all incentive stock options, and in fact all options granted to date, have had an exercise price equal to the estimated fair market value of our stock as of the date of grant. No option may have a term of greater than ten years, except that the term of an incentive stock option shall be no more than five years in the case of a grant to an employee owning stock representing more than ten percent of the total voting power of all stock.

All options granted to our named executive officers are incentive stock options, to the extent permissible under the Internal Revenue Code of 1986, as amended. The exercise price per share of each option granted to our named executive officers was equal to the fair market value of our common stock as determined by our board of directors on the date of the grant.

As of the date hereof, we had options outstanding to purchase a total of 953,424 shares of our common stock under the Stock Option Plan and 322,765 shares available for grant. Our board of directors recently adopted a policy reserving all remaining option shares available under the plan as of December 31, 2006, or 346,765 shares plus any shares related to any expired or terminated options, for grants to our officers and employees.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee, comprised of independent directors, reviewed and discussed the above Compensation Discussion and Analysis (CD&A) with the Company’s management. Based on the review and discussions, the Compensation Committee recommended to the Company’s Board of Directors that the CD&A be included in these Proxy Materials.

Compensation Committee

Brian B. McLellan
(Chairman)

Richard N. Christopherson
Larry C. Westfall

CERTAIN TRANSACTIONS

We lease our Silverdale Branch offices from Louis J. Weir, the chairman of our board of directors. The leases are approximately eight years, with two five-year extension options. We paid $139,207, $133,066 and $127,204 in rent under this lease in 2006, 2005 and 2004, respectively. This lease was approved by a majority of our independent disinterested directors, pursuant to our bylaws and applicable law.

Some of our directors and officers and the business organizations with which they are associated, have been customers of, and have had banking transactions with us, in the ordinary course of our business, and we expect to have such banking transactions in the future. All loans and commitments to loan included in such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons of similar creditworthiness and, in our opinion, these transactions do not involve more than a normal risk of collectibility or present other unfavorable features.

Policy and Procedures for Approval of Related Party Transactions

We recognize that related party transactions can present potential or actual conflicts of interest and create the appearance that Company decisions are based on considerations other than our best interests and our shareholders. Therefore, our Board of Directors has adopted a formal, written policy with respect to related party transactions.

For the purpose of the policy, a “related party transaction” is a transaction in which we participate and in which any related party has a direct or indirect material interest, other than (1) transactions available to all employees or customers generally, (2) transactions involving less than $120,000 when aggregated with all similar transactions, or (3) loans made by Westsound Bank in the ordinary course of business, made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the lender, and not involving more than the normal risk of collectibility or presenting other unfavorable features.

Under the policy, any related party transaction must be reported to the Chief Financial Officer and may be consummated or may continue only (i) if the Audit Committee approves or ratifies such transaction and if the transaction is on terms comparable to those that could be obtained in arms’-length dealings with an unrelated third party, (ii) if the transaction involves compensation that has been approved by our Compensation Committee, or (iii) if the transaction has been approved by the disinterested members of the Board of Directors. The Audit Committee may approve or ratify the related party transaction only if the Committee determines that, under all of the circumstances, the transaction is in the best interests of Westsound Financial Group.

The current policy was formalized and adopted in March, 2007. All related party transactions since January 1, 2006 which were required to be reported in this proxy statement were approved by either the disinterested members of the Board of Directors or the Audit Committee.

COMPENSATION OF DIRECTORS

As described more fully below, the following table summarizes the annual cash compensation for the Company’s non-employee directors for the fiscal year ended December 31, 2006.

Director Compensation

					Change in
					Pension
					Value and
	Fees Earned			Non-Equity	Nonqualified
	or Paid	Stock	Option	Incentive Plan	Deferred	All Other
	in Cash	Awards	Awards	Compensation	Compensation	Compensation	Total
Name	($)	($)	($)	($)	Earnings	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

Richard N. Christopherson	12,800	10,938					23,738
Donald F. Cox, Jr.(1)	—	—	—	—	—	—	—
James H. Lamb	16,700	12,739	—	—	—	—	29,439
Brian B. McLellan	19,900	12,013	—	—	—	—	31,913
Dean Reynolds	35,400	21,098	—	—	—	—	56,498
Donald H. Tucker	14,400	11,663	—	—	—	—	26,063
Louis J. Weir	28,150	17,768	—	—	—	—	45,918
Larry C. Westfall	37,000	18,442	—	—	—	—	55,442
Rodney Parr(2)	15,050	19,272	—	—	—	—	34,322

(1)	Mr. Cox was appointed to the Board of Directors on January 16, 2007

(2)	Mr. Parr resigned from the Board of Directors effective August 2, 2006

Other.  The Company reimburses all directors for travel and other necessary business expenses incurred in the performance of their services for the Company and extends coverage to them under the Company’s travel accident and directors’ and officers’ indemnity insurance policies.

A director who is a Company employee, such as Mr. Johnson, does not receive any compensation for service as a director.

Non-Employee Director Compensation Program

In fiscal 2006, the Corporate Governance/Nominating Committee changed its compensation program for non-employee directors, effective July 1, 2006. A comparison of the non-employee director compensation programs in effect during fiscal 2006 and 2007 follows.

Non-Employee Director Compensation Program

		July 1, 2006
Component	June 30, 2006	and 2007

Board Service
Monthly Retainer	$750	$1,000
Meeting Fee
Cash	1,000	—
Stock	15 shs.	—
Committee Meeting Fees
Audit Committee and Directors Loan Committee
Cash	250	700
Stock	5 shs.	—
Other Committees
Cash	250	600
Stock	3 shs.	—

Directors are also eligible to receive grants of non-qualified stock options under our Stock Option Plan. Prior to June 30, 2006 each of our directors received an annual retainer of $9,000 and fees for meetings attended payable in cash and shares of our common stock, as set forth in the table above. In August 2006, Messrs. Christopherson, Lamb, McLellan, Reynolds, Tucker, Weir, Westfall and a former director received an aggregate of 10,473 shares of our common stock for their compensation as directors accrued from January 1, 2006 through June 30, 2006. The number of shares paid as their compensation was based on independent valuations of our shares by LC Financial Advisors, LLC as of December 31, 2005 and March 31, 2006.

REPORT OF THE AUDIT COMMITTEE

The following is the report of the Audit Committee with respect to WSB Financial Group’s audited financial statements for the fiscal year ended December 31, 2006.

The Audit Committee, comprised of independent directors, including one member determined by the Board to be a financial expert as defined by SEC rules, met with the independent registered public accounting firm (the independent auditors), management and internal auditors to assure that all were carrying out their respective responsibilities. The Audit Committee discussed with and received a letter from the independent auditors confirming their independence. Both the independent auditors and the internal auditors had full access to the Committee, including regular meetings without management present.

The Audit Committee has reviewed and discussed the consolidated financial statements with management and Moss Adams LLP, the Company’s independent accountants. Management is responsible for the preparation, presentation and integrity of WSB Financial Group’s financial statements; accounting and financial reporting principles; establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(e)); establishing and maintaining internal control over financial reporting; and evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting. Moss Adams LLP is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America.

The Company has an Internal Audit Department that reports directly to the Audit Committee. The Audit Committee reviews and approves the internal audit plan once a year and receives periodic updates of internal audit activity in meetings held at least quarterly throughout the year. Updates include discussion of audit project results, quarterly assessment of internal controls and risks of fraud.

The Audit Committee has discussed with Moss Adams LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees.” In addition, Moss Adams LLP has provided the Audit Committee with the written disclosures and the letter required by the Independence Standards Board Standard No. 1, as amended, “Independence Discussions with Audit Committees,” and the Audit Committee has discussed with Moss Adams LLP their firm’s independence.

Based on its review of the consolidated financial statements and discussions with management and Moss Adams LLP referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in WSB Financial Group’s Annual Report on Form 10-K for fiscal year 2006, for filing with the Securities and Exchange Commission.

In accordance with Audit Committee policy and the requirements of law, the Audit Committee pre-approves all services to be provided by WSB Financial Group’s independent registered public accounting firm, Moss Adams LLP. Pre-approval is required for audit services, audit-related services, tax services and other services. In some cases, the full Audit Committee provides pre-approval for up to a year, related to a particular defined task or scope of work and subject to a specific budget. In other cases, a designated member of the Audit Committee may have delegated authority from the Audit Committee to pre-approve additional services, and such pre-approval is later reported to the full Audit Committee. See “Fees for Professional Services” for more information regarding fees paid to Moss Adams LLP for services in fiscal years 2006 and 2005.

Audit Committee

Larry C. Westfall
(Chairman)

Donald F. Cox, Jr.
James H. Lamb
Brian B. McLellan
Donald H. Tucker

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, as filed with the SEC, excluding exhibits, may be obtained by stockholders without charge by written request addressed to Investor Relations, 607 Pacific Avenue, Bremerton, Washington 98337, or may be accessed on the Company’s website at www.westsoundbank.com under Investors.

By Order of the Board of Directors

David K. Johnson
President and Chief Executive Officer

April 2, 2007

WSB FINANCIAL GROUP, INC. PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 16, 2007 WSB FINANCIAL GROUP, INC. 607 PACIFIC AVENUE BREMERTON, WA 98337 proxy The undersigned hereby appoints David K. Johnson and Mark J. Freeman, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of WSB Financial Group, Inc. (the “Company”) which the undersigned may be entitled to vote at the Annual Meeting of Shareholders of the Company to be held at 5155 McCormick Woods Drive SW, Port Orchard, Washington 98367, on Wednesday, May 16, 2007 at 2:00 p.m. local time and at any and all adjournments or postponements thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting. The shares represented by this proxy card will be voted as directed or, if this card contains no specific voting instructions, the shares will be voted in accordance with the recommendation of the Board of Directors. YOUR VOTE IS IMPORTANT. If you will not be voting by the Internet, you are urged to complete, sign, date and promptly return the accompanying proxy in the enclosed envelope, which is postage prepaid if mailed in the United States. (Continued and to be signed on reverse side.)

VOTE BY INTERNET — www.transferonline.com. Have the proxy card ready when you access the simple instructions that appear on your computer screen. VOTE BY MAIL — Mark, sign, and date this proxy card and return it in the postage-paid envelope we have provided. The Internet voting facilities will close at 11:59 p.m. Eastern Standard Time on May 15, 2007. IF YOU HAVE VOTED OVER THE INTERNET, THERE IS NO NEED FOR YOU TO MAIL BACK YOUR PROXY. THANK YOU FOR VOTING. KEEP THIS PORTION FOR YOUR RECORDS 3 DETATCH AND RETURN THIS PORTION ONLY 3 THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1-2: 1. To elect three Directors to 3-year terms and two directors to 2-year terms. For Withhold Exceptions All All 3-year terms: 2-year terms: James H. Lamb Donald F. Cox, Jr. Brian B. McLellan David K. Johnson Dean Reynolds To withhold authority to vote for any individual nominee mark the “Exceptions” box and write the number(s) of the nominee(s) on the line below. 2. To ratify the selection of Moss Adams LLP as the Company’s independent For Against Abstain accountants for the Company’s fiscal year ending December 31, 2007. THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. Please sign below, exactly as name or names appear on this proxy. If the stock is registered in the names of two or more persons, each should sign. When signing as attorney, executor, administrator, trustee, custodian, guardian or corporate officer, give full title. If more than one trustee, all should sign. Signature___Date ___Signature___Date ___ (Joint Owners)